Exhibit 99.1

Avinger Reports Second Quarter 2024 Results

Implements Lower Operating Cost Profile, Readying OCT-Guided Coronary Device for IDE Submission

Redwood City, Calif., August 8, 2024 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company developing and marketing the first and only intravascular image-guided, catheter-based systems for diagnosis and treatment of vascular disease, today reported results for the second quarter ended June 30, 2024.

Second Quarter and Recent Highlights

●	Reported second quarter 2024 revenue of $1.8 million, with a sequentially increased gross margin of 20%
●

Streamlined operating costs in June 2024 to provide support for its existing peripheral user base while advancing coronary product line development, with the full effect of the cost reductions expected to be seen in the second half of 2024

●	Continued Phase III verification and validation studies for Avinger’s proprietary image-guided coronary CTO-crossing system for IDE submission anticipated in the third quarter of 2024
●	Building product inventory for full commercial launch of the new Pantheris LV (large vessel) image-guided atherectomy device in the coming weeks
●	Announced the appointment of Thomas Davis, MD, FACC, a highly experienced interventional cardiologist and pre-eminent leader in the treatment of vascular disease, as Chief Medical Officer
●

Completed the conversion of $11 million of debt into shares of a new series of convertible preferred stock, reducing the outstanding principal amount of debt to $2.6 million with no principal payments until 2027

●

Secured up to $24 million in additional growth financing, with $6 million funded in June 2024 and up to an additional $18 million available based upon the exercise in full of coronary clinical milestone-linked warrants

“The Phase III verification and validation studies for our innovative coronary CTO solution remain on track for filing an IDE application by the end of the third quarter,” said Jeff Soinski, Avinger’s President and CEO. “Crossing chronic total occlusions in the coronary arteries is a large and underserved market characterized by highly invasive, complex, expensive and time-consuming procedures that yield uncertain outcomes. We intend to offer superior, simplified, and more predictable clinical outcomes by applying new iterations of our clinically proven proprietary image-guided technologies, redefining this market for both physicians and patients. We also expect to immediately access established reimbursement codes for both coronary CTO-crossing and OCT-diagnostic imaging following clearance of these new devices, accelerating the adoption of what we believe will be a compelling new therapeutic solution.

"As we continue to advance our coronary product development initiative, we have also taken steps to streamline our operating cost profile and focus our field sales team on support of our peripheral device users, which we expect to reduce operating expenses in the second half of the year. We are thrilled to have Dr. Tom Davis join Avinger as Chief Medical Officer to guide clinical strategy and medical affairs initiatives for our peripheral business. We believe that our OCT-image-guided PAD solutions continue to offer the most reliable outcomes in the category, and particularly in the most challenging cases for physicians and patients.”

Second Quarter 2024 Financial Results

Total revenue was $1.8 million for the second quarter of 2024, compared with $1.9 million in the first quarter of 2024 and $2.0 million in the second quarter of 2023.

Gross margin for the second quarter of 2024 was 20%, compared with 18% in the first quarter of 2024 and 30% in the second quarter of 2023. Operating expenses for the second quarter of 2024 were $4.5 million, compared with $5.4 million in the first quarter of 2024 and $4.3 million in the second quarter of 2023.

In June 2024, the Company initiated a cost reduction program that reduced its headcount by approximately 24%, as it streamlined operations of its peripheral business and increased focus on its coronary artery disease program. As a result of these actions, the Company expects both improved gross margin and reduced operating costs in the second half of 2024.

Net loss and comprehensive loss for the second quarter of 2024 was $4.4 million, compared with $5.5 million in the first quarter of 2024 and $4.2 million in the second quarter of 2023.

Adjusted EBITDA, as defined under non-GAAP financial measures in this press release, was a loss of $3.8 million, compared to a loss of $3.9 million in the first quarter of 2024 and a loss of $3.4 million in the second quarter of 2023. For more information regarding non-GAAP financial measures discussed in this press release, please see “Non-GAAP Financial Measures” below, as well as the reconciliation of non-GAAP measures to the nearest GAAP measure, provided in the tables below.

Cash and cash equivalents totaled $8.8 million as of June 30, 2024.

In May 2024, the Company announced the conversion of $11 million or approximately 80% of its CRG debt at the time into shares of a new series of convertible preferred stock, which reduced the outstanding principal amount of debt to $2.6 million with no principal payments required until 2027. The debt conversion resulted in an $11 million increase in stockholders' equity.

In June 2024, the Company announced a public offering valued at up to $24 million in total proceeds, including $6 million up front and up to an additional $18 million of aggregate gross proceeds upon the exercise in full of coronary clinical milestone-linked warrants.

Conference Call

Avinger will hold a conference call today, August 8, 2024, at 4:30pm ET to discuss its second quarter 2024 financial results.

To listen to a live webcast, please visit http://www.avinger.com and select Investor Relations. To join the call by telephone, please dial +1-848-280-6550 and use passcode Avinger. A webcast replay of the call will be available on Avinger's website following completion of the call at www.avinger.com.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first image-guided, catheter-based system for the diagnosis and treatment of patients with vascular disease in the peripheral and coronary arteries. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox series of imaging consoles, the Ocelot and Tigereye® family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices for the treatment of peripheral artery disease (PAD), estimated to affect more than 200 million people worldwide. Avinger is developing its first product application for the treatment of coronary artery disease (CAD), an image-guided system for CTO-crossing in the coronary arteries, which provides the opportunity to redefine a large and underserved market. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

Follow Avinger on X and Facebook.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our future performance, patient and physician benefits of our products, our anticipated filing of a coronary CTO-crossing system for an IDE application, our expected full commercial launch of the new Pantheris LV image guided atherectomy device, the impacts of our products on the treatment of vascular disease, our ability to successfully develop new products, , our ability to access established reimbursement codes for both coronary CTO-crossing and OCT-diagnostic imaging, and our expectation to both improve gross margin and reduce operating expenses in the second half of 2024. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; the resource requirements related to Pantheris, Tigereye and our Lightbox imaging console; the outcome of clinical trial results; the adoption of our products by physicians; our ability to obtain regulatory approvals for our products; as well as the other risks described in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2024, and Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward- looking statements.

Non-GAAP Financial Measures

Avinger has provided in this press release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company uses these non-GAAP financial measures internally in analyzing its financial results and believes that the use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing the Company’s financial results with other companies in its industry, many of which present similar non-GAAP financial measures.

The presentation of these non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s financial statements prepared in accordance with GAAP. A reconciliation of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.

Adjusted EBITDA. Avinger defines Adjusted EBITDA as net loss and comprehensive loss plus interest expense, net, plus other income, net, plus stock-based compensation expense plus certain inventory charges plus certain depreciation and amortization expense. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures as analytical tools. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP, and the components that Avinger excludes in its calculation of non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP results of operations. Avinger compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures. In the future, the Company may also exclude other non-recurring expenses and other expenses that do not reflect the Company’s core business operating results.

Investor Contact:

Matt Kreps

Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com

Public Relations Contact:

Phil Preuss

Chief Commercial Officer

Avinger, Inc.

(650) 241-7942

pr@avinger.com

Statements of Operations and Comprehensive Loss

(in thousands, except per share amounts) (unaudited)

	For the Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023

Revenues	$1,847	$1,859	$2,041	$3,706	$3,929
Cost of revenues	1,469	1,516	1,436	2,985	2,688
Gross profit	378	343	605	721	1,241

Operating expenses
Research and development	904	1,062	988	1,966	2,344
Selling, general and administrative	3,601	4,370	3,346	7,971	6,884
Total operating expenses	4,505	5,432	4,334	9,937	9,228

Loss from operations	(4,127)	(5,089)	(3,729)	(9,216)	(7,987)

Interest expense, net	(234)	(416)	(445)	(650)	(837)
Other (expense) income, net	(1)	(12)	(2)	(13)	4
Net loss and comprehensive loss	(4,362)	(5,517)	(4,176)	(9,879)	(8,820)
Accretion of preferred stock dividends	(238)	(65)	(1,218)	(303)	(2,436)
Gain on exchange of Series A for Series A-1 convertible preferred stock	-	1,908	-	1,908	-
Net loss applicable to common stockholders	$(4,600)	$(3,674)	$(5,394)	$(8,274)	$(11,256)

Net loss per share attributable to common stockholders basic and diluted	$(2.82)	$(2.49)	$(8.86)	$(5.32)	$(20.54)

Weighted average common shares used to compute net loss per share, basic and diluted	1,634	1,477	609	1,555	548

All share and per share data reflect the impact of the reverse stock split effective September 12, 2023.

Reconciliation of Adjusted EBITDA to Net Loss and Comprehensive Loss

(in thousands) (unaudited)

	(unaudited)
	For the Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023

Net loss and comprehensive loss	$(4,362)	$(5,517)	$(4,176)	$(9,879)	$(8,820)
Add: Interest expense, net	234	416	445	650	837
Add: Other expense (income) , net (1)	1	12	2	13	(4)
Add: Stock-based compensation	207	1,096	239	1,303	484
Add: Certain depreciation and amortization charges	86	83	68	169	140
Adjusted EBITDA	$(3,834)	$(3,910)	$(3,422)	$(7,744)	$(7,363)

(1)	Other expense (income), net primarily represents other miscellaneous income and expenses. Since these charges are non-operational, unusual or infrequent in nature, they are excluded accordingly.

Balance Sheet

(in thousands, except per share amounts) (unaudited)

	June 30,	December 31,
Assets	2024	2023
Current assets:
Cash and cash equivalents	$8,806	$5,275
Accounts receivable, net of allowance for doubtful accounts of $56 at June 30, 2024 and $41 at December 31, 2023	931	1,014
Inventories	4,120	5,298
Prepaid expenses and other current assets	1,043	575
Total current assets	14,900	12,162

Right of use asset	1,711	1,102
Property and equipment, net	455	487
Other assets	229	19
Total assets	$17,295	$13,770

Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
Accounts payable	$725	$777
Accrued compensation	1,943	2,311
Accrued expenses and other current liabilities	804	817
Leasehold liability, current portion	1,183	1,102
Preferred stock dividends payable	303	-
Borrowings	4,044	14,293
Total current liabilities	9,002	19,300

Leasehold liability, long-term portion	528	-
Other long-term liabilities	12	672
Total liabilities	9,542	19,972

Stockholders' equity (deficit):
Convertible preferred stock, par value $0.001	-	-
Common stock, par value $0.001	2	1
Additional paid-in capital	438,326	414,493
Accumulated deficit	(430,575)	(420,696)
Total stockholders' equity (deficit)	7,753	(6,202)
Total liabilities and stockholders' equity (deficit)	$17,295	$13,770